Exhibit 3.53

ARTICLES OF INCORPORATION

OF

REM COMMUNITY OPTIONS, INC.

The undersigned, acting as incorporator of a corporation under Section 27, Article 1, Chapter 31 of the Code of West Virginia adopts the following Articles of Incorporation for such corporation, FILED IN DUPLICATE:

ARTICLE I

The undersigned agree to become a corporation by the name of REM COMMUNITY OPTIONS, INC.

ARTICLE II

The address of the principal office of said corporation will be located at 6921 York Avenue South, in the City of Edina, County of Hennepin and State of Minnesota 55435.

ARTICLE III

The purpose or purposes for which this corporation is formed are to engage in the transaction of any or all lawful business for which corporations may be incorporated under the provisions of the West Virginia Corporation Act.

ARTICLE IV

Shareholders shall have no rights, preemptive or otherwise, to acquire any part of any unissued shares or other securities of this corporation or of any rights to purchase shares or other securities of this corporation before the corporation may offer them to other persons.

ARTICLE V

The aggregate number of shares which the corporation shall have authority to issue shall be 500 voting common shares each having a par value or ten ($10.00) dollars.

ARTICLE VI

The full name and address of the incorporator of this corporation is as follows:

Nancy G. Barber Walden

3400 City Center

33 South Sixth Street

Minneapolis, Minnesota 55402

ARTICLE VII

The existence of this corporation is to be perpetual.

ARTICLE VIII

The name and address of the person appointed to whom shall be sent notice of process served upon, or service of which is accepted by, the secretary of state is CT Corporation System, 1200 Charlestown National Plaza, Charleston, West Virginia 25301.

ARTICLE IX

The number of directors constituting the initial board of directors of the corporation is three, and the names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and shall qualify are:

NAME	ADDRESS

Thomas E. Miller	6921 York Ave. S., Edina, MN 55435
Craig R. Miller	6921 York Ave. S., Edina, MN 55435
Douglas V. Miller	6921 York Ave. S., Edina, MN 55435

I THE UNDERSIGNED, for the purposes of forming a Corporation under the laws of the State of West Virginia, do make and file these ARTICLES OF INCORPORATION, and I have according hereto set my hand this 6 day of May, 1993.

/s/ Nancy G. Barber Walden
Nancy G. Barber Walden

Articles of Incorporation

prepared by:

Gray, Plant, Mooty, Mooty

& Bennett, P.A.

3400 City Center

33 South Sixth Street

Minneapolis, Minnesota 55402

STATE OF MINNESOTA	)
	)	SS
COUNTY OF HENNEPIN	)

I, Karen L. Mairson, a Notary Public in and for the County and State aforesaid, hereby certify that Nancy. G. Barber Walden, whose name is signed to the foregoing Articles, bearing date on the 6 day of May, 1993, this day personally appeared before me in my said county and acknowledged her signature to the same.

Given under my hand and the official seal this 6 day of May, 1993.

/s/ Karen L. Mairson
Notary Public